Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 29% INCREASE IN FIRST-QUARTER EPS
REAFFIRMS 2011 OUTLOOK

•	Fully diluted net income per share of $1.01 for the first quarter of fiscal 2011, an increase of 29.5%
•	Operating income margin in the first quarter was 7.6% compared with 6.5% in the prior-year quarter
•	Comparable store restaurant and retail sales increased 2.4% and 1.5%, respectively with guest traffic up 0.5%
•	Comparable store restaurant traffic outpaced the Knapp-Track™ Traffic Index for the 17th consecutive quarter
•	Revenue for the first quarter increased 3.0% to $598.7 million

LEBANON, Tenn. -- November 23, 2010 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported net income per diluted share of $1.01 for the first quarter of fiscal 2011, compared with $0.78 per diluted share in the first quarter of fiscal 2010, an increase of 29.5%.  Net income for the first quarter of fiscal 2011 was $23.7 million compared with $18.0 million in the first quarter of fiscal 2010, which reflects 20% higher operating income.

First-Quarter Fiscal 2011 Results
Revenue
In the first quarter of fiscal 2011, total revenue of $598.7 million represented an increase of 3.0% from the first quarter of fiscal 2010.  Comparable store restaurant sales for the period increased 2.4% over the prior-year period, including a 1.9% higher average check.  The average menu price increase for the quarter was approximately 2.0%.  Comparable store restaurant traffic was up 0.5%.  Comparable store retail sales were up 1.5% for the quarter.  During the quarter, the Company opened three new Cracker Barrel stores.  Since the end of the first quarter, the Company has opened one additional store.

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

Comparable store restaurant and retail sales for the fiscal months of August, September and October and the quarter were as follows:
	August	September	October	First Quarter
Comparable restaurant traffic	2.6%	0.1%	-0.9%	0.5%
Average check	2.3%	1.9%	1.6%	1.9%
Comparable restaurant sales	4.9%	2.0%	0.7%	2.4%
Comparable retail sales	2.8%	-0.3%	1.9%	1.5%

Operating Income
In the first quarter of fiscal 2011, operating income of $45.4 million was 7.6% of total revenue compared with $38.0 million, or 6.5% of total revenue, in the first quarter of fiscal 2010.  The increase in operating income was the result of higher store operating income.   Higher revenues, lower labor expenses and lower retail cost of goods sold were partially offset by higher other store operating expenses, which resulted in higher store operating margin.

Commenting on the first-quarter results, Cracker Barrel Old Country Store, Inc. Chairman and Chief Executive Officer Michael A. Woodhouse said, “These first quarter results demonstrate our success in providing great value to our guests. At the same time, we’re focused on keeping the menu fresh with exciting new items and improving the retail experience at the front of the store. We reported positive comparable restaurant sales and traffic for the second consecutive quarter, and we have now outperformed the Knapp-Track™ traffic index for the 17th consecutive quarter. We also achieved another growth milestone this year as we opened our first store in Maine extending our reach to 42 states with 597 stores.”

Fiscal 2011 Outlook Reaffirmed
The Company commented that its outlook for fiscal 2011 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company is reaffirming its guidance for fiscal 2011.  The Company presently expects fiscal 2011 total revenue to increase approximately 3.0% to 4.5% over revenue in fiscal 2010.  The revenue increase reflects the expected opening of eleven new Cracker Barrel units during the year, comparable store restaurant sales projected to increase between 1.5% and 3.0% and comparable store retail sales projected to increase between 2.0% and 4.0%.  Depreciation for the year is expected to be between $64 and $66 million.  The Company expects fiscal 2011 operating income margin as a percent of revenues to be between 7.1% and 7.3% compared with 6.8% in fiscal 2010.  Net interest expense is estimated to be between $48 and $49 million, and average diluted shares outstanding are expected to be between 23.5 and 24 million.  The Company expects its full year 2011 effective tax rate to be between 27.0% and 28.0%.  Based on the assumptions outlined above, full-year income per diluted share is projected to be in the range of $3.95 to $4.10 per share.  The Company expects capital expenditures during fiscal 2011 to be between $110 and $120 million.

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

As in fiscal 2010, the Company expects to repurchase shares solely to offset dilution that results from employee share issuances in fiscal 2011.  The Company expects to repay $25 million of its long-term debt in fiscal 2011.

Commenting on the outlook, Mr. Woodhouse said, “We’re very pleased with the strong first quarter which was in line with our expectations.  As we also expected, commodity costs will be higher for the remainder of the fiscal year, especially in the second quarter. Our response will be to focus aggressively on controllable costs, and we look forward to achieving full year margin improvements with strengthening in the second half, and we’re pleased to reaffirm our guidance for the year.”

Fiscal 2011 First-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through December 24, 2010.

The Company plans to announce its fiscal 2011 second-quarter earnings and comparable restaurant and retail sales on Tuesday, February 22, 2011.

About Cracker Barrel
Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 597 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
CBRL-F
Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,”

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

“goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include our fiscal 2011 outlook, expected number of new units, and additional operational improvement initiatives.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

       CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	First Quarter Ended
	10/29/10	10/30/09	Percentage Change
Total revenue	$598,691	$581,183	3%
Cost of goods sold	179,753	177,471	1
Gross profit	418,938	403,712	4
Labor and other related expenses	224,604	224,760	--
Store closing charges	83	--	--
Other store operating expenses	111,959	105,466	6
Store operating income	82,292	73,486	12
General and administrative expenses	36,876	35,501	4
Operating income	45,416	37,985	20
Interest expense	11,714	11,770	--
Pretax income	33,702	26,215	29
Provision for income taxes	9,968	8,191	22
Net income	$23,734	$18,024	32

Earnings per share:
Basic	$1.04	$0.79	32
Diluted	$1.01	$0.78	29

Weighted average shares:
Basic	22,832,393	22,762,048	--
Diluted	23,593,882	23,136,385	2

Ratio Analysis
Total revenue:
Restaurant	80.5%	80.3%
Retail	19.5	19.7
Total revenue	100.0	100.0
Cost of goods sold	30.0	30.5
Gross profit	70.0	69.5
Labor and other related expenses	37.6	38.7
Store closing charges	--	--
Other store operating expenses	18.7	18.2
Store operating income	13.7	12.6
General and administrative expenses	6.1	6.1
Operating income	7.6	6.5
Interest expense	2.0	2.0
Pretax income	5.6	4.5
Provision for income taxes	1.6	1.4
Net income	4.0%	3.1%

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	10/29/10	7/30/10
Assets
Cash and cash equivalents	$24,661	$47,700
Inventories	165,790	144,079
Other current assets	47,470	44,480
Property and equipment, net	1,006,536	1,004,103
Other long-lived assets	53,479	51,705
Total assets	$1,297,936	$1,292,067

Liabilities and Shareholders’ Equity
Accounts payable	$101,627	$116,218
Current liabilities	177,472	193,330
Long-term debt	572,005	573,744
Other long-term obligations	222,806	217,158
Shareholders’ equity	224,026	191,617
Total liabilities and shareholders’ equity	$1,297,936	$1,292,067

Common shares outstanding	23,092,639	22,732,781

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Three Months Ended
	10/29/10	10/30/09

Cash flows from operating activities:
Net income	$23,734	$18,024
Depreciation and amortization	15,027	14,118
Loss on disposition of property and equipment	792	945
Share-based compensation, net of excess tax benefit	1,624	2,589
Increase in inventories	(21,711)	(15,264)
(Decrease) increase in accounts payable	(14,591)	1,611
Net changes in other assets and liabilities	(14,812)	1,384
Net cash (used in) provided by operating activities	(9,937)	23,407
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(18,153)	(14,871)
Proceeds from sale of property and equipment	196	50
Net cash used in investing activities	(17,957)	(14,821)
Cash flows from financing activities:
Net payments from credit facilities and capital lease obligations	(1,743)	(1,857)
Proceeds from exercise of share-based compensation awards	10,307	715
Excess tax benefit from share-based compensation	838	324
Dividends on common stock	(4,547)	(4,627)
Net cash provided by (used in) financing activities	4,855	(5,445)

Net (decrease) increase in cash and cash equivalents	(23,039)	3,141
Cash and cash equivalents, beginning of period	47,700	11,609
Cash and cash equivalents, end of period	$24,661	$14,750

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Cracker Barrel Reports 29% Increase in First-Quarter EPS

November 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	First Quarter Ended
	10/29/10	10/30/09

Units in operation:
Open at beginning of period	593	588
Opened during period	3	3
Open at end of period	596	591

Total revenue: (In thousands)
Restaurant	$481,815	$466,832
Retail	116,876	114,351
Total	$598,691	$581,183

Operating weeks:	7,728	7,665

Average unit volume: (In thousands)
Restaurant	$810.5	$791.8
Retail	196.6	193.9
Total	$1,007.1	$985.7

Q1 2011 vs. Q1 2010

Comparable store sales increase:
Restaurant	2.4%
Retail	1.5%

Number of locations in comparable store base	584

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